                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ______________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
 TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE
                                   13(d)-2(b)

                               (Amendment No. 3)*


                                Friedman's, Inc.
                                ----------------
                                (Name of Issuer)


                              Class A Common Stock
                              --------------------
                         (Title of Class of Securities)


                                  358438-10-9
                                  -----------
                                 (CUSIP Number)


                   To report holdings as of December 31, 1999
                 --------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 358438-10-9    13G                        Page 2 of 5 Pages

--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Friedman's Jewelers, Inc., et al.

--------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)[X]
                                                     (b)[ ]
--------------------------------------------------------------------------------
(3) SEC USE ONLY

--------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

       GEORGIA
--------------------------------------------------------------------------------
NUMBER OF SHARES    (5) SOLE VOTING POWER
BENEFICIALLY
OWNED BY                                0
EACH REPORTING    ----------------------------------------
PERSON WITH:        (6) SHARED VOTING POWER

                                        987,338
                  -------------------------------------
                    (7) SOLE DISPOSITIVE POWER

                                        0
                  ----------------------------------------
                    (8) SHARED DISPOSITIVE POWER

                                        987,338
                  -------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           987,338
--------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

       N/A
--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         7%
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON

           CO
--------------------------------------------------------------------------------

CUSIP No. 358438-10-9         13G                           Page 3 of 5 Pages

Item 1(a). Name of Issuer:
               Friedman's, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:
               4 West State Street
               Savannah, Georgia  31401

Item 2(a). Name of Person Filing:
               Friedman's Jewelers, Inc., et al.

Item 2(b). Address of Principal Business Office:
               P.O. Box 9925
               Savannah, Georgia  31412

Item 2(c). Citizenship:
               Georgia

Item 2(d). Title of Class of Securities:
               Class A Common Stock, $0.01 par value

Item 2(e). CUSIP Number:
               358438-10-9

Item 3. If this statement is filed pursuant to rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

     NOT APPLICABLE

     (a)[ ] Broker or dealer registered under Section 15 of the Exchange Act.
     (b)[ ] Bank as defined in Section 3(a)(6)of the Exchange Act.
     (c)[ ] Insurance company as defined in Section 3(a)(19) of the Exchange
            Act.
     (d)[ ] Investment company registered under Section 8 of the Investment Company Act.
     (e)[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f)[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
     (g)[ ] A parent holding company or person in accordance with Rule 13d-1(b)(1)(ii)(G);
     (h)[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
     (i)[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of Investment Company Act;
     (j)[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box.  [ ]

CUSIP No. 358438-10-9         13G                           Page 4 of 5 Pages

Item 4. Ownership.

               (a)  AMOUNT BENEFICIALLY OWNED:
                         987,338

               (b)  PERCENT OF CLASS:
                         7%

               (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                    (i)    Sole power to vote or to direct the vote:
                              0

                    (ii)   Shared power to vote or to direct the vote:
                              987,338

                    (iii)  Sole power to dispose or to direct
                           the disposition of:
                              0

                    (iv)   Shared power to dispose or to direct the
                           disposition of:
                              987,338

Item 5.   Ownership of Five Percent or Less of a Class.

          Not Applicable.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.[ ]

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not Applicable.


Item 7.   Identification And Classification of The
          Subsidiary Which Acquired The Security Being
          Reported on by The Parent Holding Company.

          Not Applicable.


Item 8.   Identification And Classification of Members of The Group.

          Friedman's Jewelers, Inc., et al. includes the following, all of which are under joint control:

          (a)  Friedman's Jewelers, Inc.
          (b)  Friedman's Jewelers, Inc., Anniston
          (c)  Friedman's Jewelers, Inc., Greenville
          (d)  Friedman's Jewelers, Inc., Marietta
          (e)  Friedman's Jewelers, Inc., Oglethorpe
          (f)  Stanley Jewelers, Inc.

CUSIP No. 358438-10-9         13G                           Page 5 of 5 Pages

Item 9.   Notice of Dissolution of Group.
          Not Applicable.

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      February 11, 2000
                                      -------------------------------
                                         Date

                              FRIEDMAN'S JEWELERS, INC., ET AL.



                              /s/ H.K. Friedman
                              -------------------------------------------
                                         Signature
                              H.K. Friedman, Vice President of the above
                              corporation